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                                                                    EXHIBIT 99.4





                     CONSENT OF ALLEN & COMPANY INCORPORATED

         We hereby consent to the inclusion in its entirety of that certain letter from Allen & Company Incorporated to the Board of Directors of Arguss Communications, Inc. ("Arguss") dated January 7, 2002, relating to our opinion, from a financial point of view, as to the fairness of the consideration to be received by the stockholders of Arguss in the proposed transaction (the "Proposed Transaction") between Arguss and Dycom Industries, Inc. ("Dycom") in any filing made by Dycom with the Securities and Exchange Commission with respect to the Proposed Transaction. We also hereby consent to Dycom's including the name "Allen & Company Incorporated" in any part of such filing.

                                        ALLEN & COMPANY INCORPORATED

                                        By: /s/ John Simon
                                            ------------------------
                                        Name:   John Simon
                                        Title:  Managing Director

         New York, New York
         January 23, 2002